LIVENT CORPORATION
COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS
(Effective December 11, 2018)
Part I- GENERAL PROVISIONS
1.    Purpose. The purpose of this Policy is to provide a compensation program to attract and retain qualified individuals not employed by the Company or its Subsidiaries or Affiliates to serve on the Board and to further align the interests of those directors with those of stockholders by providing that a substantial portion of compensation will be linked directly to increases in stockholder value.
2.    Definitions. Except as otherwise defined herein, terms used herein in capitalized form will have the meanings attributed to them as set forth below or in the Stock Plan.
(a)    “Annual Retainer” means the retainer fee established by the Board and paid to a director for services on the Board for a year in accordance with Section 1 of Part II of this Policy.
(b)    “Audit Committee Fee” means the fee established by the Board and paid to a director for service as a member of the Audit Committee of the Board (other than the chairman of the Audit Committee) in accordance with Section 4 of Part II of this Policy.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Change in Control” has the meaning set forth in the Stock Plan; provided that in no event will a Change in Control be deemed to have occurred with respect to the Participant if the Participant is part of a purchasing Person which consummates the Change in Control. The Participant will be deemed to be “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing Person (except for: (i) passive ownership of less than 3% of the stock of the purchasing Person; or (i) ownership of equity participation in the purchasing Person which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors of the Board). In addition, solely for purposes of Section 4(a) of Part III of this Policy, no event or transaction will constitute a Change in Control unless that event or transaction also constitutes a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as those terms are used in Section 409A(a)(2)(v) of the Code and defined in regulations issued thereunder.
(e)    “Change in Control Price” means the higher of (i) if applicable, the price paid per share of Common Stock pursuant to the Change in Control transaction and (i) the closing price per share of Common Stock as reported in the New York Stock Exchange, on the last trading day preceding the date of the Change in Control.
(f)    “Committee Chairman Fee” means the fee established by the Board and paid to a director for service as chairman of any committee of the Board in accordance with Section 3 of Part II of this Policy.
(g)    “Company” means Livent Corporation, a Delaware corporation.
(h)    “Lead Director Fee” means the retainer fee established by the Board and paid to a director for service as the Lead Director of the Board in accordance with Section 2 of Part II of this Policy.
(i)    “Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries or Affiliates, as determined in the discretion of the Board.
(j)    “Participant” means a Non-Employee Director who is eligible to participate in this Policy.
(k)    “Policy” means the Livent Corporation Compensation Policy for Non-Employee Directors, as may be amended from time to time.
(l)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
(m)    “Separation Date” means the date on which the Participant’s Separation from Service occurs.
(n)    “Separation from Service” means the termination of the Participant’s service on the Board for any reason; provided, however, that solely for purposes of Section 4 of Part III, “Separation from Service” will mean a “Separation from Service” as that term is used in Section 409A(a)(2)(i) of the Code and defined in regulations issued thereunder.
(o)    “Stock Plan” means the Livent Corporation Incentive Compensation and Stock Plan, as may be amended from time to time.
3.    Effective Date. This Policy is effective as of November 1, 2018.
PART II    - COMPENSATION
1.    Annual Retainer.
(a)    Each Participant will be entitled to receive an Annual Retainer in such amount as will be determined from time to time by the Board. Until changed by resolution of the Board, the Annual Retainer will be $75,000, which will be payable in cash in equal installments at the end of each calendar year quarter.
(b)    Notwithstanding the foregoing, not less than 60 days prior to the last day of any calendar year, a Participant may elect that any portion of the Annual Retainer payable in the following calendar year be paid in the form of Restricted Stock Units, as set forth in Section 1 of Part III, by providing written notice of such election to the Company. Any such election will be effective on the first day of the next calendar year beginning after the date of such election.
(c)    Notwithstanding anything to the contrary in Section 1(b), a Participant who is a newly elected or appointed to the Board may elect, by written notice to the Company within 30 days after joining the Board, to receive that portion of the Annual Retainer that is payable with respect to the remainder of the first calendar year of his or her service in the form of Restricted Stock Units (as set forth in Section 1 of Part III).
(d)    If and to the extent the Company, in its sole discretion, determines that the approval by the Board of an election made under this Section 1 is necessary to assure that such election complies with the requirements of Rule 16b-3, the effectiveness of such election will be deferred until such later date, if any, as such approval has been obtained.
2.    Lead Director/Non-Executive Chairman Fee. The Participant who serves as the Lead Director or non-executive Chairman of the Board will be entitled to receive a Lead Director Fee in such amount as will be determined from time to time by the Board. Until changed by resolution of the Board, the Lead Director Fee will be $20,000, which will be paid in cash in equal installments at the end of each calendar year quarter.
3.    Committee Chairman Fees. Each Participant who serves as chairman of a committee of the Board will be entitled to receive a Committee Chairman Fee in such amount as will be determined from time to time by the Board, for the tenure of such service. Until changed by resolution of the Board, the Committee Chairman Fees for each committee of the Board will be paid in cash at the annualized rates set forth in the table below in equal installments at the end of each calendar quarter.

Audit Committee Chairman Fee	$20,000
Compensation and Organization Committee Chairman Fee	$15,000
Nominating and Corporate Governance Committee Chairman Fee	$10,000
All other committees of the Board	$10,000

4.    Audit Committee Fee. Each Participant who serves as a member of the Audit Committee of the Board (other than the chairman of the Audit Committee) will be entitled to receive additional fees in respect of such service in such amount as will be determined from time to time by the Board. Until changed by resolution of the Board, this additional Audit Committee fee will be paid in cash at an annualized rate of $5,000 in equal installments at the end of each calendar quarter.
PART III    - STOCK COMPENSATION
1.    Retainer Grant.
(a)    Effective as of May 1 of each calendar year, each Participant will receive a number of Restricted Stock Units determined by dividing (i) the portion of the Participant’s Annual Retainer payable in that calendar year that the Participant elected to defer in accordance with Section 1(b) or 1(c) of Part II by (ii) the Fair Market Value on the date of grant. Restricted Stock units granted under this Section 1 of Part III are hereinafter referred to as “Retainer Units.” Retainer Units will be granted pursuant to, and subject to the terms of, the Stock Plan.
(b)    In the event of the Participant’s Separation from Service at any time prior to a Change in Control for any reason other than due to his or her death or Disability, the Participant will forfeit a portion of his or her most recent grant of Retainer Units, determined by multiplying (i) the number of such Retainer Units (including any additional Retainer Units credited under that grant pursuant to Section 1(c)) by (i) a fraction, the numerator of which is (x) the number of days remaining as of his or her Separation Date until the first anniversary of the date of grant for that award of Retainer Units and (y) the denominator of which is 365.
(c)    If a cash dividend or distribution is paid with respect to outstanding shares of Common Stock, then effective as of the dividend or distribution payment date, each grant of Retainer Units then outstanding will be increased by a number of additional Retainer Units equal to the quotient of (i) the total dividend or distribution that would then be payable with respect to a number of shares of Common Stock equal to the number of Retainer Units subject to that grant on the dividend or distribution record date (including any additional Retainer Units previously credited pursuant to this Section 1(c)) divided by (i) the Fair Market Value on the dividend or distribution record date.
2.    Annual Equity Grant.
(a)    Effective as of May 1 of each calendar year, each Participant will be granted a number of Restricted Stock units determined by dividing $90,000 by the Fair Market Value on the date of grant. Restricted Stock Units granted under this Section 2 are hereinafter referred to as “Annual Units.” Annual Units will be granted pursuant to, and subject to the terms of, the Stock Plan.
(b)    Annual Units will vest on the earlier of (i) the date of the next annual meeting of the Company’s stockholders’ and (i) a Change in Control; provided in each case that the Participant has remained in service on the Board through the applicable time. Notwithstanding the foregoing, in the event of the Participant’s Separation from Service as a result of his or her death, a pro rata portion of his or her unvested Annual Units will vest and become payable, determined based on the portion of the vesting period that has elapsed as of the Separation Date. Any portion of a Participant’s Annual Units that have not vested on or prior to his or her Separation from Service will then be forfeited and all rights of the Participant to or with respect to such Annual Units will then automatically terminate.
(c)    If a cash dividend or distribution is paid with respect to outstanding shares of Common Stock, then effective as of the dividend or distribution payment date, each outstanding award of vested Annual Units will be increased by a number of additional vested Annual Units equal to the quotient of (i) the total dividend or distribution that would then be payable with respect to a number of shares of Common Stock equal to the number of vested Annual Units held by the Participant on the dividend or distribution record date (including any additional vested Annual Units previously credited pursuant to this Section 2(c)) divided by (i) the Fair Market Value on the dividend or distribution record date.
3.    Fractional Units. All Restricted Stock Units, as well as dividend equivalent rights credited with respect to such Restricted Stock Units, will be credited in whole units, with any fractional unit being rounded up to the nearest whole number.
4.    Form and Time of Payment.
(a)    Payments with respect to vested Restricted Stock Units will be made upon the earlier of (i) the Participant’s Separation Date, (i) a Change in Control, or (i) such other date elected by the Participant in a form and manner specified by the Company.
(b)    Payments made upon the occurrence of a Separation Date or a specified date elected by the Participant will be made in shares of Common Stock.
(c)    Payments made in connection with a Change in Control will be made in a single lump sum cash payment. For purposes of the preceding sentence, the amount of cash delivered in payment for Restricted Stock Units will be equal to (i) the Change in Control Price multiplied by (i) the number of Restricted Stock Units with respect to which such cash payment is being made.
5.    Rights. Except to the extent otherwise set forth herein, Participants will not have any of the rights of a stockholder with respect to Restricted Stock Units.
6.    Payments of Stock Upon Death. In the event of the Participant’s death, payments with respect to any vested Restricted Stock Units will be made in Common Stock to the beneficiary designated by the Participant or, in the absence of a duly executed and filed beneficiary designation form, to the person(s) legally entitled thereto, as designated under his or her will or determined under the laws of intestacy for the jurisdiction of his or her domicile.
7.    Nonqualified Stock Options.
(a)    The Board retains the right to grant Nonqualified Stock Options to Participants in its sole discretion. All such Stock Options will be subject to the terms set forth in this Section and, for the avoidance of doubt, will not be Incentive Stock Options.
(b)    The per share exercise price to be paid by each Participant at the time a Nonqualified Stock Option is exercised will be equal to 100% of the Fair Market Value on the date of the grant of the Nonqualified Stock Option.
(c)    Subject to Section 7(d), each Nonqualified Stock Option will expire on the earlier of the (i) 10th anniversary of the date of grant and (i) 5th anniversary of the Participant’s Separation Date.
(d)    Each Nonqualified Stock Option will vest on the earlier of (i) the date of the Company’s annual stockholder’s meeting immediately following the date of grant and (i) a Change in Control, provided in each case that the Participant has remained in service on the Board through the applicable time. Notwithstanding the foregoing, in the event of the Participant’s Separation from Service as a result of his or her death, a pro rata portion of his or her unvested Nonqualified Stock Options will vest and become exercisable, determined based on the number full months of service completed during the vesting period of the Nonqualified Stock Option from the date of grant to the Separation Date. Any vested Nonqualified Stock Option held by a Participant at the time of his or her death (determined after application of the preceding sentence) may be exercised during the remainder of its term by the beneficiary designated by the Participant, or in the absence of a duly executed and filed beneficiary designation form, by the person(s) designated in the Participant’s will or determined under the laws of intestacy for the jurisdiction of his or her domicile. Any portion of a Participant’s Nonqualified Stock Options that have not vested on or prior to his or her Separation from Service will then be forfeited and all rights of the Participant to or with respect to such Nonqualified Stock Options will then automatically terminate.
PART IV    - ADDITIONAL PROVISIONS
1.    Administration. The Board administers the Policy. The Board has full power to interpret the Policy, formulate additional details and regulations for carrying out the Policy and amend or terminate the Policy as from time to time it deems proper and in the best interest of the Company. Any decision or interpretation of the Board is final and conclusive.
2.    Statement of Account. Each Participant will receive an annual statement showing the number and status of and essential terms applicable to Options and Restricted Stock Units that have been awarded to the Participant.
3.    Unsegregated Funds. The Company will not segregate any funds or securities in respect of the Participant’s interests under this Policy, and the Participant’s service on the Board is the Participant’s acknowledgment and agreement that any interests of the Participant remain a part of the Company’s general funds and are subject to the claims of the Company’s general creditors. Nothing in this Policy will be construed as creating any trust, express or implied, for the benefit of any Participant.
4.    Awards Issued Pursuant to the Policy. All equity-based awards described herein (including any Restricted Stock Units or Options) will be granted under, and subject to the terms of, the Stock Plan (or any successor plan thereto) and the applicable Notice thereunder.
5.     Payment of Certain Costs of the Participant. If a dispute arises regarding the interpretation or enforcement of this Policy and the Participant (or in the event of his or her death, his beneficiary) obtains a final judgment in his or her favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, or his or her claim is settled by the Company prior to the rendering of such a judgment, all reasonable legal and other professional fees and expenses incurred by the Participant in contesting or disputing any such claim or in seeking to obtain or enforce any right or benefit provided for in this Policy or in otherwise pursuing his or her claim will be promptly paid by the Company with interest thereon at the highest Delaware statutory rate for interest on judgments against private parties from the date of payment thereof by the Participant to the date of reimbursement by the Company.
6.    Reservation of Rights. Nothing in this Policy will be construed to (a) give any Participant any right to defer compensation received for services as a director of the Company other than as expressly authorized and permitted in this Policy or in any other plan or arrangement approved by the Board, (a) create any obligation on the part of the Board to nominate any Participant for reelection by the Company’s stockholders or (a) limit in any way the right of the Board to remove a Participant as a director of the Board.
7.    Amendment or Termination. The Board may, at any time by resolution, terminate or amend this Policy, provided that no such termination or amendment will adversely affect the rights of Participants or beneficiaries of Participants with respect to cash or equity-based awards granted under this Policy prior to such termination or amendment, without the consent of the Participant or, if applicable, the Participant’s beneficiaries.
8.    Withholding. The Company will have the right to deduct or withhold from all payments of compensation any taxes required by law to be withheld with respect to such payments.
9.    Change in Law. If, for any reason, the anticipated benefits of the deferral of any Retainer Units pursuant to this Policy or any provision hereof are frustrated by reason of any interpretation of or change in law, policy or regulation, the Board may, in its discretion, terminate the deferral arrangement or delete or suspend the operation of such provision.
10.    Directors Elected Between Annual Stockholders’ Meetings. Notwithstanding anything to the contrary in this Policy, unless otherwise determined by the Board, the compensation hereunder of an individual who becomes a Participant as a result of his or her election to the Board other than at an annual meeting of the Company’s stockholders will be prorated for the period of service commencing with his or her initial election and ending on the Company’s next annual stockholders’ meeting.
11.    Section 409A. This Policy and any compensation granted hereunder is intended to comply with, or be exempt from, the provisions of Section 409A of the Code. If any provision of the Policy would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Policy is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.